Exhibit 99.1



         Olin Agrees to Sell 10 Million Shares of Common Stock

   NORWALK, Conn.--(BUSINESS WIRE)--Feb. 3, 2004--Olin Corporation (NYSE:OLN) announced today that it has agreed to sell 10 million shares of its common stock to Morgan Stanley & Co. Incorporated. Olin expects Morgan Stanley & Co. Incorporated to resell the shares at a public offering price initially of $18.00. The sale is being made pursuant to Olin's existing shelf registration statement previously filed with, and declared effective by, the Securities and Exchange Commission.
   Net proceeds from the sale are expected to be approximately $178 million and will be used to make a voluntary contribution of $125 million to Olin's pension plan with the balance available for general corporate purposes.
   Headquartered in Norwalk, CT, Olin is a leading North American producer of copper and copper-based alloys, sporting ammunition, and chlorine and caustic soda.

   This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from Morgan Stanley & Co. Incorporated, Prospectus Department, 1585 Broadway, New York, NY 10036 (telephone number 212-761-8570).

   2004 - 5

    CONTACT: Investor Contact:
             Richard E. Koch, 203-750-3254
              OR
             Press Contact:
             Thomas J. Fitzgerald, 203-750-3831